SCHEDULE B

This Schedule sets forth information with respect to each purchase and sale of Ordinary Shares which were effectuated by the Reporting Person for the benefit of the Cevian Funds since the filing of Amendment No. 1. Unless otherwise noted, such transactions were effectuated in the open market through a broker.

Trade Date	Ordinary Shares Purchased (Sold)	Price ($)*
2024-12-27	390,783	12.39
2024-12-30	171,646	12.37
2024-12-31	10,000	12.46
2025-01-02	18,000	12.47
2025-01-03	263,083	12.40
2025-01-06	690,415	12.35
2025-01-07	335,763	12.44
2025-01-08	500,000	12.40
2025-01-10	431,206	12.45
2025-01-13	500,000	12.42
2025-01-14	885,963	12.36
2025-01-15	99,671	12.46
2025-01-24	122,095	12.60
2025-01-29	154,974	12.91
2025-01-30	131,261	12.92
2025-01-31	1,432	12.96
2025-02-03	318,630	12.91
2025-02-04	12,792	12.96
2025-02-05	1,439	12.99
2025-02-06	353,262	12.95
2025-02-07	775,935	12.71
2025-02-10	669,364	12.69
2025-02-11	225,749	12.74
2025-02-12	384,310	12.84
2025-02-13	1,227,986	12.91
2025-02-14	321,902	12.93
2025-02-17	260,296	12.89
2025-02-18	34,736	12.98

* Excluding commissions, SEC fees, etc. (rounded to nearest cent). The Ordinary Shares were purchased using British Pounds. For purposes of this Schedule 13D, a conversion rate of USD $1.26165 for each GBP 1.00 was used.